Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
JANUARY 16, 2013

CHESAPEAKE ENERGY CORPORATION NAMED TO FORTUNE
‘100 BEST COMPANIES TO WORK FOR’ LIST FOR SIXTH CONSECUTIVE YEAR

At #26, Highest Ranked Oklahoma-Based Company and
Second Highest Ranked Energy Company

OKLAHOMA CITY, OKLAHOMA, JANUARY 16, 2013 – For the sixth consecutive year FORTUNE Magazine named Chesapeake Energy Corporation (NYSE:CHK) to its list of
100 Best Companies to Work For®.  Chesapeake ranked #26, the highest listed Oklahoma-based employer for the third consecutive year, and the second highest ranked company in the energy industry.  The full list and related stories will appear in the February 4 issue of FORTUNE.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer said, “Empowered and motivated employees continue to make Chesapeake a great place to work.  Our employees are focused on creating and delivering value for our shareholders while also making our country more energy secure.  Although we have made progress in achieving these goals, we are determined to do even better with our distinctive and attractive corporate culture and workplace being key elements in our drive for further success.”

Martha A. Burger, Chesapeake’s Senior Vice President – Human & Corporate Resources noted, “We believe our workplace culture allows Chesapeake to recruit and retain some of the industry’s best talent.  We are extremely proud of our nearly 12,000 employees who consistently deliver outstanding performance, quality, innovation and collaboration, even when faced with the cyclical nature of our industry.”

Archie W. Dunham, Chesapeake’s Non-Executive Chairman of the Board added, “In addition to our extraordinarily high quality assets below ground, Chesapeake has built an asset base of tremendous breadth, value and energy above ground – our employees.  It is a tribute to our management team for their excellence and efforts that Chesapeake has now been recognized among the 100 Best Companies to Work For six years running.”

More information about Chesapeake and its careers can be found at www.chk.com/careers.

To pick the 100 Best Companies to Work For, Fortune partners with the Great Place to Work Institute to conduct the most extensive employee survey in corporate America: 259 firms participated in this year’s survey. More than 277,000 employees at those companies responded to a survey created by the institute, a global research and consulting firm operating in 45 countries around the world. Two-thirds of a company’s score is based on the results of the institute’s Trust Index survey, which is sent to a random sample of employees from each company. The survey asks questions related to their attitudes about management’s credibility, job satisfaction, and camaraderie. The other third is based on responses to the institute’s Culture Audit, which includes detailed questions about pay and benefit programs and a series of open-ended questions about hiring practices, methods of internal communication, training, recognition programs, and diversity efforts. After evaluations are completed, if news about a company comes to light that may significantly damage employees’ faith in management, we may exclude it from the list. Any company that is at least five years old and has more than 1,000 U.S. employees is eligible. For more information on how to apply, visit: http://bit.ly/n8bVJ3

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154